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EXHIBIT 10.27
                           NE RESTAURANT COMPANY, INC.
                      EXECUTIVE SAVINGS AND INVESTMENT PLAN
                   -------------------------------------------

                             A SUMMARY OF PLAN TERMS

                                SEPTEMBER 2, 1999


                         A SUMMARY FOR OUR PARTICIPANTS


Here are the highlights of our Executive Savings and Investment Plan ("ESIP").

ELIGIBILITY:                    Only Executives who have been named by the Plan
                                Administrator may participate.

TAX BENEFIT:                    We designed ESIP so that Executives
                                would be able to elect tax-deferred savings without the restrictions of the limits which apply in our employees' 401(k) Plan. Amounts you save will not be reported as taxable income to you. Earnings on your investments will also not be taxed. You pay tax eventually, of course, but not until you are paid from ESIP.

WE CONTRIBUTE:                  To encourage you to save with ESIP,
                                we match 25% of your "matchable" savings deposits. Savings deposits up to 6% of your base compensation as a participant are "matchable."
                                The Board of Directors has the right to change or suspend the match.

PAYMENT: You receive payment after you terminate employment. Payments will normally be at a rate equal to 40% of your final pay rate until you have received all of the amount in your ESIP Account.

                                The Plan provides for hardship distributions.

TRUSTEE: To ensure careful handling of our Executives' money, we have appointed Scudder Trust Company as Plan Trustee. If we change Trustees, a bank or institution with Trust powers will serve.

INVESTMENT CHOICES:             You may select from various investment choices
                                managed by Kemper-Scudder Funds.

                                Your choices will always include:

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                                -- at least one stock fund, made up mainly of
                                high quality common stocks, which may result in higher returns but which is also accompanied by a degree of risk, and

                                -- a balanced fund, which is a diversified fund made up of stocks, bonds and short term investments, and

                                -- a money market fund providing for safety of principal and a money market rate of interest.

                                Read the prospectus for any fund before you invest.

EFFECT OF COMPANY INSOLVENCY:   We think it highly unlikely that we would ever
                                be insolvent. If this ever occurred, however, money in ESIP would revert to the Company and you would be a general creditor. IRS insists on this rule for "Executive-only" Plans. It is the price for the extra flexibility which ESIP provides to our Executives.

                            SUMMARY PLAN DESCRIPTION

                                TABLE OF CONTENTS

    ------------------------------------------------------------------------

TABLE OF CONTENTS OMITTED.




GENERAL INFORMATION.


Name of Plan:                   The Plan name is the NE RESTAURANT COMPANY, INC.
                                EXECUTIVE SAVINGS AND INVESTMENT PLAN.

Effective Date:                 This booklet describes the Plan, as in effect on
                                September 2, 1999.

Company:                        Our name and address is:
                                NE Restaurant Company, Inc.
                                5 Clocktower Place
                                Suite 200
                                Maynard, MA 01754

                                Tel No.  (978) 897-1400

                                Fed ID No. 06-1311266

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                                As determined by the Board, employees of any
                                related company may be designated as
                                Participants.

Plan Administrator:             A Committee designated by NE Restaurant Company,
                                Inc. is the Plan Administrator. Those persons holding the offices of Vice President-Finance and Vice President-Human Resources serve on the Committee. Additional Committee members may be added at the direction of the Board of Directors.

Plan Year:                      The Plan Year is the calendar year. The first
                                Plan Year begins on September 2, 1999.

Trustee: The Company appoints the Trustee. The Trustee is Scudder Trust Company. The Trustee may change in the future consistent with the needs of the Plan as determined by the Company. The Trustee must always be a bank or an institution with Trust powers.

Year of Service                 You are credited with a Year of Service for each
                                "annual period" in which you are credited with 1,000 or more hours of paid service. "Annual periods" are measured from your employment date and anniversaries of that date.

ELIGIBILITY FOR PARTICIPATION.

Executives at any Company location are eligible, but only if selected for Participation by the Plan Administrator. The Plan Administrator reserves the right to suspend participation of any Executive, with or without cause.

IF YOU CONTRIBUTE, YOU SAVE TAXES AND WILL ALSO QUALIFY FOR MATCHING COMPANY CONTRIBUTIONS.

ESIP allows you to defer income taxes on amounts you elect to save.

ESIP election rules are a bit different than under the employee 401(k) plan:

a. LARGER DEFERRALS PERMITTED. The 401(k) rules limited deferrals to $10,000 or, if less, the amount determined based on a complicated test. Under ESIP, you have total flexibility to determine the amount which is right for you and your family, subject to these limits:



       DEFERRAL ALLOWED                             1999                            LATER YEARS
       Base salary                                  80%                             40%
       Bonus                                        100%                            100%

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b. TIMING OF ELECTION. Your ESIP election must be made before the Plan Year starts and must remain in effect for the entire year without change. The Plan Administrator provides a special form for this purpose. We recommend that you return the election form at least two weeks before the start of the Plan Year so that it will go into effect for the first salary check of the Plan Year.

c. ELECT BEFORE YOU PERFORM THE SERVICES. Your deferral applies to salary and bonus earned for SERVICES DURING THE YEAR AFTER YOU MAKE THE ELECTION, not for services during a previous year. For example, in December, 1999, you will make your election for the year 2000 services, including bonuses you may receive in 2000 and 2001 for those services. ELECTIONS MAY NOT BE CHANGED DURING THE PLAN YEAR.

d. PAYMENTS MAY NOT BE ROLLED OVER TO AN IRA. Because rollovers are not allowed for executive plans, you must pay tax in the year when you receive your payment. Because of this, we give you the right to keep your money in the Plan after you retire. Section 0 describes the retirement payment choices in more detail.

e. IRS EARLY PAYMENT PENALTY TAXES DO NOT APPLY. When you receive payments from this Executive Plan, you pay income taxes, of course. But there is no 10% early payment penalty if you receive the money when you are less than age 59 & 1/2.

THE COMPANY MATCHING CONTRIBUTIONS.

25% MATCH. For each year in which you are a Participant, provided that you are also employed on the last day of the year, we will match 25% of your "matchable" savings. "Matchable" savings are amounts you save up to 6% of your base compensation as a Participant in any payroll period. The Board reserves the right to change or suspend the match.

EXAMPLE:

         JACK X HAS BASE COMPENSATION OF $80,000 DURING A YEAR AND ELECTS TO SAVE 6% OF THAT AMOUNT, OR $4,800. THE COMPANY MATCHING CONTRIBUTION FOR THE YEAR IS 25% OF JACK'S SAVINGS, OR $1,200. IF JACK SAVED MORE THAN 6% OF HIS BASE COMPENSATION, WE WOULD STILL CONTRIBUTE $1,200 BECAUSE OUR 25% MATCH DOES NOT APPLY TO SAVINGS WHICH ARE HIGHER THAN 6% OF COMPENSATION.

VESTING.

If you terminate employment, your Company Matching Contribution Account will be forfeited to the extent you have not "vested."

You vest according to this schedule:

Retirement due to death or
permanent and total disability or age 65                 100%

Other termination                                        25% per Year of Service


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PAYMENT RULES.

         IRS does not allow Executives to select lump sum or installment payments at the time of retirement, so we have designed a payment policy which we think will meet the needs of most Executives.

         1.) THE NORMAL CHOICE. Unless you choose otherwise, payments normally will start shortly after you retire or terminate employment. You will be paid annual payments equal to the LESSER of 40% of your final base pay rate or your vested Plan balance. (The payment for the year you retire will be prorated based on the number of non-working months in the year.)

EXAMPLE:

         JACK X RETIRES ON FEBRUARY 28 WITH $200,000 IN HIS ACCOUNT. HIS BASE COMPENSATION IS $120,000. IN HIS FIRST RETIREMENT YEAR, HE RECEIVES $40,000, WHICH IS 40% X $120,000 X 10 /12. THE PAYOUT IN THE SECOND YEAR IS $48,000, WHICH IS 40% X $120,000. PAYMENTS CONTINUE AT $48,000 PER YEAR UNTIL THE ACCOUNT IS DEPLETED.

         2.) THE LUMP SUM CHOICE. At least 12 months before the payment starting date, you may elect that all of your account be paid in a lump sum at retirement even if the amount is substantially larger than the payment under the "normal choice." This election requires the Plan Administrator's consent.

         3.) THE DEFERRED CHOICE. If you do not want payments to start when you retire, you must make a written election to that effect at least 3 months before retirement and you should specify the year when you want payments to start (e.g. the "later of retirement or my 62nd birthday").

YOUR INVESTMENT CHOICES.

The Trustee will keep separate record of your accounts in the Plan. You will receive a report on the value of your accounts on a periodic basis.

You have investment choices under the Plan, and the Trustee will invest all amounts AS YOU DIRECT. The Plan Administrator will provide you up-to-date information (prepared by Kemper Scudder Funds) describing the investment choices.

You may select the investment funds in which you want your account invested at any time. Your election applies to all of your Plan accounts. For example, you may select that 20% of your account be invested in each of 2 funds with 60% in a third. Or you may select that all of your accounts be invested in just 1 fund. It is your choice.

Kemper Scudder Funds provide a voice messaging service similar to our employee 401(k) Plan. The amount payable from your account will be calculated by a professional recordkeeper.

Note: If you read the Plan document, you will note that the Plan reserves to the Plan Administrator the right to designate investments. This is a tax law requirement to keep you from being in taxable receipt of

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the money (causing premature taxation). It is highly unlikely that the Plan
Administrator would second-guess your investment selection, so be sure to make your investment choices carefully.

HARDSHIP WITHDRAWALS.

Upon application to the Plan Administrator, you may receive a taxable withdrawal of all or a portion of your Account to cover hardship expenses. Hardships include such items as purchase of your home, tuition for children, and other non-frivolous emergency-type expenditures as determined by the Plan Administrator in its sole discretion. You must suspend participation for 12 months following a hardship withdrawal.

PRE-RETIREMENT DEATH BENEFITS.

If you die, your Account will be paid to the person, or persons, you choose. You must execute an official Plan beneficiary form and deliver it to the Plan Administrator in order that your choice be effective. Death benefits will be paid in the same form (lump sum or installments) as would be paid to you if you had retired on the day prior to your death.

AMENDMENT OR TERMINATION OF THE PLAN.

The Company has reserved the right, of course, to change the Plan or to stop it. However, Trust fund money must be used for Participants and may not be returned to the Company, except in the event of its insolvency.

EFFECT OF COMPANY INSOLVENCY.

In order for us to provide this special tax benefit to Executives, IRS requires that the Trust contain a special provision which technically treats the Trust fund as if it were still the property of the Company. The Plan and Trust accordingly provides that if the Company were ever to be bankrupt or the subject of judicial insolvency proceedings that the money would be returned to the Company for the benefit of creditors. In that event, you would be an unsecured creditor of the Company and would most likely lose a substantial portion, if not all, of your ESIP benefits. In all other events, Plan money is solely for the Participants and may not be used for any other Company purpose.

CLAIMS PROCEDURES.

Should you have a question on your Plan status in the case of termination or some other significant event, you should ask for your Plan benefits in writing. Our written answer will let you know if you are entitled to a benefit, the amount of your benefit, and the approximate date of payment.

We hope there will always be agreement regarding your Plan account. However, if there is a disagreement, you must follow the Plan's claims procedure or you may forfeit certain legal rights to contest the decision.

If your request is denied, the Plan Administrator will provide you a written response detailing the reasons

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for its decision. After receiving this decision, you have 90 days in which you or your legal representative may file such additional exhibits or written arguments with the Plan Administrator as you deem appropriate. Based upon these materials, the Plan Administrator will issue a final written decision and, if you still do not agree, you may take such additional legal action as you and your attorney consider proper. Legal process may be served on the Trustee or on Paul Hoagland, our Vice President-Finance. Mr. Hoagland may be contacted at the Company address listed in Section 0.

However, the best way to avoid this type of problem is to make sure you understand the Plan and the way it works at this time. Remember, if you have questions, the Plan Administrator will assist you.

We have done our best to summarize the way the Plan works in this booklet. However, if there is a conflict or uncertainty the actual Plan documents will control.